SIXTH AMENDMENT TO PORTFOLIO MANAGEMENT AGREEMENT

For The Catholic SRI Growth Portfolio

AMENDMENT dated this 15th day of December, 2020, to the Portfolio Management Agreement dated the 15th day of December, 2015, as amended (the “Agreement”) effective on or around January 15, 2021 (“Amendment Effective Date”) between Mellon Investments Corporation, a corporation organized under the laws of Delaware (“Portfolio Manager”), and The HC Capital Trust, a Delaware statutory trust (“Trust”). All capitalized terms used in this Amendment and not defined herein shall have the same meaning ascribed to them in the Agreement. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

WHEREAS, Portfolio Manager provides day-to-day portfolio management services to a portion of the HC Capital Trust Catholic SRI Growth Portfolio (“Portfolio”), a separate series of the Trust, pursuant to the Agreement;

NOW, THEREFORE, it is hereby agreed that Section 2(b)(v) of the Agreement is deleted and replaced with the following provision:

“(v) Portfolio Manager will vote proxies relating to such investments held in the Account in accordance with the ISS Catholic-Faith Based Proxy Voting Guidelines.”

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first written above.

ATTEST:	Mellon Investments Corporation By: /s/ Michael Germano Name: Michael Germano Title: CEO, Active Management
ATTEST:	The HC Capital Trust (on behalf of The Catholic SRI Growth Portfolio) By: /s/ Colette L. Bergman Name: Colette L. Bergman Title: VP and Treasurer